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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

Harbert Distressed Investment Master Fund, Ltd.
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   (Last)                            (First)              (Middle)

c/o International Fund Services (Ireland) Limited, Third Floor, Bishop's Square
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                                    (Street)

Redmond's Hill, Dublin 2, Ireland
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   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

3/28/03
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

Flag Telecom Group Limited  (FTGLF)
________________________________________________________________________________
5.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [_]  Director                             [x]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [_]  Form filed by One Reporting Person

     [x]  Form filed by More than One Reporting Person

================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                             198,368(1)                  D
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Common Stock                             198,368(2)                  I                    By Harbert Distressed
                                                                                          Investment Master Fund, Ltd.
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Common Stock                               9,714(3)                  I                    By PCMG Trading Partners XII, L.P.
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
FORM 3 (continued)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------


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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:

(1) These securities are owned by Harbert Distressed Investment Master Fund, Ltd., which is a Reporting Person.

(2) These securities may be deemed to be beneficially owned by HMC Distressed Investment Offshore Manager, L.L.C. ("HMC Management"), the investment manager of Harbert Distressed Investment Master Fund, Ltd., HMC Investors, L.L.C., its managing member ("HMC Investors"), Philip Falcone, a member of HMC Management and the portfolio manager of Harbert Distressed Investment Master Fund, Ltd., Raymond J. Harbert, a member of HMC Investors, and Michael D. Luce, a member of HMC Investors. Each such Reporting Person disclaims beneficial ownership of the reported securities except to the extent of his or its pecuniary interest therein, and this report shall not be deemed an admission that such Reporting Person is the beneficial owner of the securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.


(3) These securities may be deemed to be beneficially owned by HMC Investors, Philip Falcone, who is the portfolio manager of PCMG Trading Partners XII, L.P., Raymond J. Harbert and Michael D. Luce. Each such Reporting Person disclaims beneficial ownership of the reported securities except to the extent of his or its pecuniary interest therein, and this report shall not be deemed an admission that such Reporting Person is the beneficial owner of the securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.

Harbert Distressed Investment Master Fund, Ltd.
By: HMC Distressed Investment Offshore Manager, L.L.C.
By: HMC Investors, L.L.C., Managing Member
By: /s/Joel B. Piassick                                                 04/03/03
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Joint Filing Information
------------------------

Name: HMC Distressed Investment Offshore Manager, L.L.C.

Address: 555 Madison Avenue, Suite 2800
           New York, New York 10022

Designated Filer: Harbert Distressed Investment Master Fund, Ltd.

Issuer and Ticker Symbol: Flag Telecom Group Limited  (FTGLF)

Date of Event Requiring Filing:         03/28/03


Signature:      HMC Distressed Investment Offshore Manager, L.L.C.
                By: HMC Investors, L.L.C., Managing Member

                By:  /s/Joel Piassick

Date: 04/03/03

Joint Filing Information
------------------------

Name: HMC Investors, L.L.C.,

Address: 555 Madison Avenue, Suite 2800
           New York, New York 10022

Designated Filer: Harbert Distressed Investment Master Fund, Ltd.

Issuer and Ticker Symbol: Flag Telecom Group Limited  (FTGLF)

Date of Event Requiring Filing:         03/28/03


Signature:      HMC Investors, L.L.C.

                By: /s/Joel Piassick

Date: 04/03/03

Joint Filing Information
------------------------

Name: Philip Falcone

Address: 555 Madison Avenue, Suite 2800
           New York, New York 10022

Designated Filer: Harbert Distressed Investment Master Fund, Ltd.

Issuer and Ticker Symbol: Flag Telecom Group Limited  (FTGLF)

Date of Event Requiring Filing:         03/28/03


Signature:      /s/ Philip Falcone

Date: 04/03/03

Joint Filing Information
------------------------

Name: Raymond J. Harbert

Address: 555 Madison Avenue, Suite 2800
           New York, New York 10022

Designated Filer: Harbert Distressed Investment Master Fund, Ltd.

Issuer and Ticker Symbol: Flag Telecom Group Limited  (FTGLF)

Date of Event Requiring Filing:         03/28/03


Signature:      /s/ Raymond J. Harbert

Date: 04/03/03

Joint Filing Information
------------------------

Name: Michael D. Luce

Address: 555 Madison Avenue, Suite 2800
           New York, New York 10022

Designated Filer: Harbert Distressed Investment Master Fund, Ltd.

Issuer and Ticker Symbol: Flag Telecom Group Limited  (FTGLF)

Date of Event Requiring Filing:         03/28/03


Signature:      /s/ Michael D. Luce

Date: 04/03/03

03773.0003 #396073